UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

KBS LEGACY PARTNERS APARTMENT REIT, INC.

(Name of Registrant as Specified in its Charter)

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Proxy Statement and

Notice of Annual Meeting of Stockholders

To Be Held July 9, 2012

Dear Stockholder:

On Monday, July 9, 2012, we will hold our 2012 annual meeting of stockholders at the Island Hotel – Cabana Room, 690 Newport Center Drive, Newport Beach, California 92660. The meeting will begin at 11:00 a.m. Pacific daylight time. Directions to the meeting can be obtained by calling (866) 584-1381.

We are holding this meeting to:

1.	Elect five directors to hold office for one-year terms expiring in 2013.

The Board of Directors recommends a vote FOR each nominee

2.	Attend to such other business as may properly come before the meeting and any adjournment or postponement thereof.

Your board of directors has selected April 11, 2012 as the record date for determining stockholders entitled to vote at the meeting.

The proxy statement, proxy card and our 2011 annual report to stockholders are being mailed to you on or about April 18, 2012.

Whether you plan to attend the annual meeting and vote in person or not, we urge you to have your vote recorded as early as possible. Stockholders have the following three options for submitting their votes by proxy: (1) via the internet; (2) by telephone; or (3) by mail, using the enclosed proxy card.

YOUR VOTE IS VERY IMPORTANT! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL

MEETING OF STOCKHOLDERS TO BE HELD ON JULY 9, 2012:

Our proxy statement, form of proxy card and 2011 annual report to stockholders are also available at

http://www.eproxy.com/kbslegacy

By Order of the Board of Directors

/s/ C. Preston Butcher
C. Preston Butcher Chairman

Newport Beach, California

April 18, 2012

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why did you send me this proxy statement?

A:	We sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote your shares at the 2012 annual stockholders meeting. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission (“SEC”) and is designed to assist you in voting.

Q:	What is a proxy?

A:	A proxy is a person who votes the shares of stock of another person who could not attend a meeting. The term “proxy” also refers to the proxy card or other method of appointing a proxy. When you submit your proxy, you are appointing C. Preston Butcher, Guy K. Hays, David E. Snyder and Stacie K. Yamane, each of whom are our officers, as your proxies, and you are giving them permission to vote your shares of common stock at the annual meeting. The appointed proxies will vote your shares of common stock as you instruct, unless you submit your proxy without instructions. In this case, they will vote FOR all of the director nominees. With respect to any other proposals to be voted upon, they will vote in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in their discretion. If you do not submit your proxy, they will not vote your shares of common stock. This is why it is important for you to return the proxy card to us (or submit your proxy via the internet or by telephone) as soon as possible whether or not you plan on attending the annual meeting.

Q:	When is the annual meeting and where will it be held?

A:	The annual meeting will be held on Monday, July 9, 2012, at 11:00 a.m. Pacific daylight time at the Island Hotel – Cabana Room, 690 Newport Center Drive, Newport Beach, California 92660.

Q:	Who is entitled to vote?

A:	Anyone who owned our common stock at the close of business on April 11, 2012, the record date, is entitled to vote at the annual meeting. However, our sub-advisor, KBS – Legacy Apartment Community REIT Venture, LLC, which owned 20,000 shares of our common stock as of the record date, is not permitted to vote any of its shares in any vote for the election of directors, any vote regarding the removal of the advisor or its affiliates, or any vote regarding a transaction between us and the advisor or its affiliates.

Q:	Will my vote make a difference?

A:	Yes. Your vote could affect the composition of our board of directors. Moreover, your vote is needed to ensure that the proposal can be acted upon. Because we are a widely held company, YOUR VOTE IS VERY IMPORTANT! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

Q:	How many shares of common stock are outstanding?

A:	As of April 11, 2012 there were 7,077,137 shares of our common stock outstanding and entitled to vote.

Q:	What constitutes a quorum?

A:	A quorum consists of the presence in person or by proxy of stockholders holding 50% of the outstanding shares. There must be a quorum present in order for the annual meeting to be a duly held meeting at which business can be conducted. If you submit your proxy, even if you abstain from voting, then you will at least be considered part of the quorum.

Q:	How many votes do I have?

A:	You are entitled to one vote for each share of common stock you held as of the record date.

Q:	What may I vote on?

A:	You may vote on the election of nominees to serve on the board of directors and on any other proposal properly brought before the annual meeting.

Q:	How does the board of directors recommend I vote on the proposal?

A:	The board of directors recommends a vote FOR each of the nominees for election as director who are named in this proxy statement.

Q:	How can I vote?

A:	You can vote in person at the annual meeting or by proxy. Stockholders have the following three options for submitting their votes by proxy:

•	by mail, by completing, signing, dating and returning the enclosed proxy card;
•	via the internet, by accessing the website and following the instructions indicated on the enclosed proxy card; or
•	by telephone, by calling the telephone number and following the instructions indicated on the enclosed proxy card.

For those stockholders with internet access, we encourage you to vote via the internet, since it is quick, convenient and provides a cost savings to us. When you vote via the internet or by telephone prior to the meeting date, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and, therefore, not be counted. For further instructions on voting, see the enclosed proxy card. Voting via the internet is permitted under Section 2-507(c)(3) of the Maryland General Corporation Law.

If you elect to attend the annual meeting, you can submit your vote in person, and any previous votes that you submitted, whether by internet, telephone or mail, will be superseded.

Q:	What if I submit my proxy and then change my mind?

A:	You have the right to revoke your proxy at any time before the annual meeting by:

(1)	notifying David E. Snyder, our Secretary;
(2)	attending the meeting and voting in person;
(3)	returning another proxy card dated after your first proxy card, if we receive it before the annual meeting date; or
(4)	recasting your proxy vote via the internet or by telephone.

Only the most recent proxy vote will be counted and all others will be discarded regardless of the method of voting.

Q:	What are the voting requirements to elect the board of directors?

A:	Under our charter a majority of the votes present in person or by proxy at the annual meeting is required for the election of the directors. This means that a director nominee needs to receive more votes for his or her election than against his or her election in order to be elected to the board. Because of this majority vote requirement, “withhold” votes and broker non-votes will have the effect of a vote against each nominee for director. If an incumbent director nominee fails to receive the required number of votes for reelection, then under Maryland law, he or she will continue to serve as a “holdover” director until his or her successor is duly elected and qualified.

Q:	What is a broker “non-vote”?

A:	A broker “non-vote” occurs when a broker holding stock on behalf of a beneficial owner submits a proxy but does not vote on a non-routine proposal because the broker does not have discretionary power with respect to that item and has not received instructions from the beneficial owner. On July 1, 2009, the SEC eliminated the ability of brokers to exercise discretionary voting in uncontested director elections at stockholder meetings that are held on or after January 1, 2010. The change prohibits brokers from giving a proxy to vote with respect to an election of directors without receiving voting instructions from a beneficial owner. Beneficial owners of shares held in broker accounts are advised that, if they do not timely provide instructions to their broker, their shares will not be voted in connection with the election of directors at our annual meeting.

Q:	How will voting on any other business be conducted?

A:	Although we do not know of any business to be considered at the annual meeting other than the election of directors, if any other business is properly presented at the annual meeting, your submitted proxy gives authority to C. Preston Butcher, Guy K. Hays, David E. Snyder and Stacie K. Yamane, and each of them, to vote on such matters in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in their discretion.

Q:	When are the stockholder proposals for the next annual meeting of stockholders due?

A:	Stockholders interested in nominating a person as a director or presenting any other business for consideration at our annual meeting of stockholders in 2013 may do so by following the procedures prescribed in Section 2.12 of our Bylaws and in the SEC’s Rule 14a-8. To be eligible for presentation to and action by the stockholders at the 2013 annual meeting, director nominations and other stockholder proposals must be received by David E. Snyder, our Secretary, no later than January 18, 2013. To also be eligible for inclusion in our proxy statement for the 2013 annual meeting, director nominations and other stockholder proposals must be received by Mr. Synder by December 19, 2012.

Q:	Who pays the cost of this proxy solicitation?

A:	We will pay all of the costs of soliciting these proxies. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders.

Q:	Is this proxy statement the only way that proxies are being solicited?

A:	No. In addition to mailing proxy solicitation material, our directors and employees of our advisor or its affiliates, as well as third-party proxy service companies we retain, may also solicit proxies in person, via the internet, by telephone or by any other electronic means of communication we deem appropriate. We currently have no arrangements with paid solicitors.

Q:	Where can I find more information?

A:	We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC on the web site maintained by the SEC at http://www.sec.gov. Our SEC filings are also available to the public at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities.

CERTAIN INFORMATION ABOUT MANAGEMENT

The Board of Directors

We operate under the direction of our board of directors. The board of directors oversees our operations and makes all major decisions concerning our business. During 2011 our board of directors held eight meetings. For biographical information regarding our directors, see “– Executive Officers and Directors” below.

Our board has established two committees: the audit committee and the conflicts committee. Information regarding each of these committees is set forth below.

Board Leadership Structure

Our board of directors is composed of two of our sponsors, C. Preston Butcher and Peter M. Bren, and three independent directors. Our board composition and the corporate governance provisions in our charter ensure strong oversight by independent directors. Our board’s two committees, the audit committee and the conflicts committee, are composed entirely of independent directors. Our company is led by Mr. Butcher, who has served as Chairman of our board of directors and our Chief Executive Officer since our inception in 2009. Although the board of directors has not established a policy on whether the role of the Chairman and Chief Executive Officer should be combined, in practice the board of directors has found that having a combined Chairman and Chief Executive Officer role allows for more productive board meetings. As Chairman of the board of directors, Mr. Butcher is responsible for leading board meetings and meetings of stockholders, generally setting the agendas for board meetings (subject to the requests of other board members) and providing information to the other directors in advance of meetings and between meetings. Mr. Butcher’s direct involvement in the company’s operations makes him best positioned to lead strategic planning sessions and determine the time allocated to each agenda item in discussions of our short- and long-term objectives. As a result, the board of directors currently believes that maintaining a structure that combines the roles of the Chairman and Chief Executive Officer is the appropriate leadership structure for our company. We do not currently have a policy requiring the appointment of a lead independent director as all of our independent directors are actively involved in board meetings.

The Role of the Board of Directors in our Risk Oversight Process

Our executive officers and our advisor, KBS Capital Advisors LLC, are responsible for the day-to-day management of risks faced by the company, while the board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. No less than quarterly, our entire board reviews information regarding the company’s liquidity, credit, operations, regulatory compliance and compliance with covenants in our material agreements, as well as the risks associated with each. In addition, each year our board reviews significant variances between our current portfolio business plan and our original underwriting analysis and each quarter the members review significant variances between our current results and our projections from the prior quarter, review all significant changes to our projections for future periods and discuss risks related to our portfolio. The audit committee oversees risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements. The conflicts committee manages risks associated with the independence of the board of directors and potential conflicts of interest involving our advisor and its affiliates. Although each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board of directors is regularly informed through committee reports about such risks as well as through regular reports directly from the executive officers responsible for oversight of particular risks within the company.

Director Independence

Although our shares are not listed for trading on any national securities exchange, a majority of the members of our board of directors, and all of the members of the audit committee and the conflicts committee, are “independent” as defined by the New York Stock Exchange. The New York Stock Exchange standards provide that to qualify as an independent director, in addition to satisfying certain bright-line criteria, the board of directors must affirmatively determine that a director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). The board of directors has determined that Gary T. Kachadurian, Michael L. Meyer and Ronald E. Zuzack each satisfies the bright-line criteria and that none has a relationship with us that would interfere with such person’s ability to exercise independent judgment as a member of the board. None of these directors has ever served as (or is related to) an employee of ours or of any of our predecessors or acquired companies or received or earned any compensation from us or any such other entities except for compensation directly related to service as a director of us. Therefore, we believe that all of these directors are independent directors.

The Audit Committee

General

The audit committee’s function is to assist our board of directors in fulfilling its responsibilities by overseeing (i) our accounting and financial reporting processes, (ii) the integrity of our financial statements, (iii) our compliance with legal and regulatory requirements, (iv) our independent auditors’ qualifications, performance and independence, and (v) the performance of our internal audit function. The audit committee fulfills these responsibilities primarily by carrying out the activities enumerated in the audit committee charter. Our audit committee updated and revised our audit committee charter in August 2010. The audit committee charter is available on our web site at http://www.kbslegacyreit.com.

The members of the audit committee are Michael L. Meyer (Chairman), Gary T. Kachadurian and Ronald E. Zuzack. All of the members of the audit committee are “independent” as defined by the New York Stock Exchange. All members of the audit committee have significant financial and/or accounting experience, and the board of directors has determined that Mr. Meyer satisfies the SEC’s requirements for an “audit committee financial expert.” During 2011 the audit committee held five meetings.

Independent Registered Public Accounting Firm

During the year ended December 31, 2011, Ernst & Young LLP served as our independent registered public accounting firm and provided certain tax and other services. Ernst & Young has served as our independent registered public accounting firm since our formation. We expect that Ernst & Young representatives will be present at the annual meeting of stockholders and they will have the opportunity to make a statement if they desire to do so. In addition, we expect that the Ernst & Young representatives will be available to respond to appropriate questions posed by stockholders. The audit committee has engaged Ernst & Young as our independent auditors to audit our financial statements for the year ended December 31, 2012. The audit committee may, however, select new auditors at any time in the future in its discretion if it deems such decision to be in our best interests. Any such decision would be disclosed to the stockholders in accordance with applicable securities laws.

Pre-Approval Policies

In order to ensure that the provision of services does not impair the auditors’ independence, the audit committee charter imposes a duty on the audit committee to pre-approve all auditing services performed for us by our independent auditors, as well as all permitted non-audit services. In determining whether or not to pre-approve services, the audit committee considers whether the service is a permissible service under the rules and regulations promulgated by the SEC. The audit committee may, in its discretion, delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by our independent auditors, provided any such approval is presented to and approved by the full audit committee at its next scheduled meeting.

From March 12, 2010, when we became a reporting company under Section 15(d) of the Securities Exchange Act of 1934, to December 31, 2010, and for the year ended December 31, 2011, all services rendered by Ernst & Young were pre-approved in accordance with the policies and procedures described above.

Principal Independent Registered Public Accounting Firm Fees

The audit committee reviewed the audit and non-audit services performed by Ernst & Young, as well as the fees charged by Ernst & Young for such services. In its review of the non-audit service fees, the audit committee considered whether the provision of such services is compatible with maintaining the independence of Ernst & Young. The aggregate fees billed to us for professional accounting services, including the audit of our annual financial statements by Ernst & Young for the years ended December 31, 2011 and 2010, are set forth in the table below.

	2011	2010
Audit fees	$208,000	$167,000
Audit-related fees	3,000	2,000
Tax fees	16,300	14,530
All other fees	—	—

Total	$227,300	$183,530

For purposes of the preceding table, Ernst & Young’s professional fees are classified as follows:

•

Audit fees – These are fees for professional services performed for the audit of our annual financial statements and the required review of quarterly financial statements and other procedures performed by Ernst & Young in order for them to be able to form an opinion on our consolidated financial statements. These fees also cover services that are normally provided by independent auditors in connection with statutory and regulatory filings or engagements.

•

Audit-related fees – These are fees for assurance and related services that traditionally are performed by independent auditors that are reasonably related to the performance of the audit or review of the financial statements, such as due diligence related to acquisitions and dispositions, attestation services that are not required by statute or regulation, internal control reviews and consultation concerning financial accounting and reporting standards.

•

Tax fees – These are fees for all professional services performed by professional staff in our independent auditor’s tax division, except those services related to the audit of our financial statements. These include fees for tax compliance, tax planning and tax advice, including federal, state and local issues. Services may also include assistance with tax audits and appeals before the IRS and similar state and local agencies, as well as federal, state and local tax issues related to due diligence.

•	All other fees – These are fees for any services not included in the above-described categories.

Report of the Audit Committee

The function of the audit committee is oversight of the financial reporting process on behalf of the board of directors. Management has responsibility for the financial reporting process, including the system of internal control over financial reporting, and for the preparation, presentation and integrity of our financial statements. In addition, the independent auditors devote more time and have access to more information than does the audit committee. Membership on the audit committee does not call for the professional training and technical skills generally associated with career professionals in the field of accounting and auditing. Accordingly, in fulfilling their responsibilities, it is recognized that members of the audit committee are not, and do not represent themselves to be, performing the functions of auditors or accountants.

In this context, the audit committee reviewed and discussed the 2011 audited financial statements with management, including a discussion of the quality and acceptability of our financial reporting, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The audit committee discussed with Ernst & Young, which is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, the matters required to be discussed under the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The audit committee received from Ernst & Young the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the audit committee concerning independence, and discussed with Ernst & Young their independence from us. In addition, the audit committee considered whether Ernst & Young’s provision of non-audit services is compatible with Ernst & Young’s independence.

Based on these reviews and discussions, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC.

April 11, 2012	The Audit Committee of the Board of Directors:
Michael L. Meyer (Chairman), Gary T. Kachadurian and Ronald E. Zuzack

The Conflicts Committee

General

The members of our conflicts committee are Ronald E. Zuzack (Chairman), Gary T. Kachadurian and Michael L. Meyer, all of whom are independent directors. Our charter empowers the conflicts committee to act on any matter permitted under Maryland law if the matter at issue is such that the exercise of independent judgment by directors who are affiliates of our advisor could reasonably be compromised. Among the duties of the conflicts committee are the following:

•	reviewing and reporting on our policies (see “ – Report of the Conflicts Committee” below);
•	approving transactions with affiliates and reporting on their fairness to us (see “ – Report of the Conflicts Committee” below);
•	supervising and evaluating the performance and compensation of our advisor;
•	reviewing our expenses and determining that they are reasonable and within the limits prescribed by our charter;
•	approving borrowings in excess of the total liabilities limit set forth in our charter; and
•	discharging the board of directors’ responsibilities relating to compensation.

The primary responsibilities of the conflicts committee are enumerated in our charter. The conflicts committee does not have a separate committee charter. The conflicts committee held seven meetings during 2011.

Oversight of Executive Compensation

As noted above, our conflicts committee discharges the board’s responsibilities relating to the compensation of our executives. However, we currently do not have any paid employees and our executive officers do not receive any compensation directly from us. Our executive officers are officers and/or employees of or hold an indirect ownership interest in our advisor or sub-advisor, and/or their affiliates and our executive officers are compensated by these entities in part for their services to us or our subsidiaries. See “Report of the Conflicts Committee – Certain Transactions with Related Persons” for a discussion of the fees paid to our advisor and its affiliates.

Report of the Conflicts Committee

Review of Our Policies

The conflicts committee has reviewed our policies and determined that they are in the best interest of our stockholders. Set forth below is a discussion of the basis for that determination.

Offering Policy. We are conducting a public offering of up to 200 million shares of common stock at $10 per share (with discounts available for certain categories of investors). We are also offering up to 80 million shares of common stock under our dividend reinvestment plan. We believe these offerings are currently in the best interest of our stockholders because they increase the likelihood that we will be able to acquire a diverse portfolio of income-producing assets, thereby reducing risk in our portfolio. For the year ended December 31, 2011, the costs of raising capital in our primary offering and our dividend reinvestment plan represented 15% of the capital raised.

Acquisition and Investment Policies. We intend to focus our investment activities on, and use the proceeds of our initial public offering principally for, investment in and management of a diverse portfolio of equity investments in high quality apartment communities. We plan to diversify our portfolio by investment type, investment size, investment risk and geographic region, as well as by other factors, with the goal of attaining a portfolio of income-producing properties that provide attractive and stable returns to our investors. We intend to allocate between 70% and 80% of our portfolio to investments in core apartment communities, which are high quality, well positioned, existing properties producing rental income, generally with at least 85% occupancy. We intend to allocate between 20% and 30% of our portfolio to investments in value-added and opportunity-oriented properties at various phases of leasing, development, redevelopment or repositioning. We intend to make the majority of our equity investments in investment types that have relatively low investment risk characteristics. We may make our investments through the acquisition of individual assets or by acquiring portfolios of assets. We may also make equity investments in REITs and other real estate companies with investment objectives similar to ours. We do not expect our non-controlling equity investments in other public companies to exceed 5% of the proceeds of our initial public offering, assuming we sell the maximum offering amount, or to represent a substantial portion of our assets at any one time. Although these percentages represent our target portfolio, we may make adjustments to our target portfolio based on real estate market conditions and investment opportunities. We will not forego a good investment because it does not precisely fit our expected portfolio composition. We believe that there are sufficient acquisition opportunities that meet this investment focus. Affiliates of our advisor and sub-advisor have extensive expertise with these types of investments.

Borrowing Policies. Our investment strategy is to utilize primarily secured and possibly unsecured debt to finance our investment portfolio; however, given the current debt market environment, we may elect to forego the use of debt on some or all of our future real estate acquisitions. Our management remains vigilant in monitoring the risks inherent in our portfolio and is taking actions to ensure that we are positioned to take advantage of the current conditions in the capital markets. We may elect to secure financing subsequent to the acquisition date on future real estate properties and initially acquire investments without debt financing. Once we have fully invested the proceeds of our initial public offering, we expect our debt financing to be between 50% and 65% of the cost of our tangible assets (before deducting depreciation or other noncash reserves). Our charter limits our borrowings to 75% of the cost (before deducting depreciation or other noncash reserves) of all of our tangible assets; however, we may exceed that limit if the majority of the conflicts committee approves each borrowing in excess of our charter limitation and we disclose such borrowings to our stockholders in our next quarterly report with an explanation from the conflicts committee of the justification for the excess borrowing. To the extent financing in excess of this limit is available at attractive terms, the conflicts committee may approve debt in excess of this limit. From time to time, our debt financing may be below 50% of the cost of all of our tangible assets due to the lack of availability of debt financing. As of February 29, 2012, our total liabilities were approximately 51% of the cost (before depreciation or other noncash reserves) of our tangible assets.

Disposition Policies. We intend to hold our properties for an extended period, typically five to ten years, which we believe is the optimal period to enable us to capitalize on the potential for increased income and capital appreciation. The hold period for properties undergoing development or significant rehabilitation will likely be longer to account for the time necessary to construct, lease up, and stabilize the property’s operations before sale. Our advisor develops a well-defined exit strategy for each investment we make and continually performs a hold-sell analysis on each asset in order to determine the optimal time to sell the asset and generate a strong return for you. Periodic reviews of each asset will focus on the remaining available value enhancement opportunities for the asset and the demand for the asset in the marketplace. Economic and market conditions may influence us to hold our investments for different periods of time. We may sell an asset before the end of the expected holding period if we believe that market conditions and asset positioning have maximized its value to us or the sale of the asset would otherwise be in the best interests of our stockholders.

Policy Regarding Working Capital Reserves. We establish an annual budget for capital requirements and working capital reserves that we update on a period basis during the year. We may set aside proceeds from our primary offering for working capital purposes. We would not expect to use more than 0.5% of the gross proceeds from our primary offering for working capital reserves. We may also use proceeds from our dividend reinvestment plan, debt proceeds and cash flow from operations to meet our needs for working capital for the upcoming year and to build a moderate level of cash reserves.

Policies Regarding Operating Expenses. For the four consecutive quarters ended December 31, 2011, based on the definitions of total operating expenses, net income and average invested assets in our charter, our total operating expenses were approximately $1.7 million, we had a net loss of approximately $0.2 million and our average invested assets were approximately $34.9 million. For the four consecutive quarters ended December 31, 2011, our total operating expenses represented approximately 5% of average invested assets. Under our charter, we are required to limit our total operating expenses to the greater of 2% of our average invested assets or 25% of our net income for the four most recently completed fiscal quarters, as these terms are defined in our charter, unless the conflicts committee has determined that such excess expenses were justified based on unusual and non-recurring factors. Operating expense reimbursements for the four fiscal quarters ended March 31, 2011, June 30, 2011, September 30, 2011 and December 31, 2011 exceeded the charter imposed limitation; however, the conflicts committee determined that the relationship of our operating expenses to our average invested assets was justified for these periods given the costs of operating a public company and the early stage of our operations.

Liquidation or Listing Policy. We believe it is in the best interest of our stockholders not to list our shares of common stock on a national exchange at this time. First, we are in the fundraising and acquisition stage of our life cycle, and remaining unlisted improves our ability to continue to raise new equity and purchase additional investments so that our portfolio can achieve greater size and diversification. Second, we believe it is more cost effective to remain unlisted and utilize KBS Capital Advisors as our external advisor at the present time than it would be to internalize all the resources necessary to operate a listed company. Third, our shares are offered as a long-term investment. We believe that the ability to provide our stockholders with liquidity in the near-term is outweighed by the long-term benefits of completing our initial public offering and allowing the portfolio to mature.

Our Policy Regarding Transactions with Related Persons

Our charter requires our conflicts committee, which consists of all of our independent directors, to review and approve all transactions between us and our advisor, and any of our officers or directors or any of their affiliates. Prior to entering into a transaction with a related party, a majority of the conflicts committee must conclude that the transaction is fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties. In addition, our Code of Conduct and Ethics lists examples of types of transactions with related parties that would create prohibited conflicts of interest and requires our officers and directors to be conscientious of actual and potential conflicts of interest with respect to our interests and to seek to avoid such conflicts or handle such conflicts in an ethical manner at all times consistent with applicable law. Our executive officers and directors are required to report potential and actual conflicts to a designated Compliance Officer, currently our Chief Financial Officer, via the Ethics Hotline, to an internal audit representative, or directly to the audit committee chair, as appropriate.

Certain Transactions with Related Persons

The conflicts committee has reviewed the material transactions between our affiliates and us since the beginning of 2011 as well as any such currently proposed transactions. Set forth below is a description of such transactions and the committee’s report on their fairness.

As described further below, we have entered into agreements with certain affiliates pursuant to which they will provide services to us. Peter M. Bren, Keith D. Hall, Peter McMillan III and Charles J. Schreiber, Jr. control and indirectly own our advisor, KBS Capital Advisors LLC, and the dealer manager of our public offering, KBS Capital Markets Group LLC. We refer to these individuals as our KBS sponsors. Messrs. Bren and McMillan are also two of our executive officers. All four of our KBS sponsors actively participate in the management and operations of our advisor. Our advisor has three managers: an entity owned and controlled by Mr. Bren; an entity owned and controlled by Messrs. Hall and McMillan; and an entity owned and controlled by Mr. Schreiber.

Our Relationship with KBS Capital Advisors. Pursuant to the advisory agreement, KBS Capital Advisors is responsible for managing our day-to-day operations, retaining the property managers for our property investments (subject to the authority of our board of directors and officers) and performing other duties, including, but not limited to, the following:

•	finding, presenting and recommending to us real estate property opportunities consistent with our investment policies and objectives;
•	structuring the terms and conditions of our investments, sales and joint ventures;
•	acquiring properties on our behalf in compliance with our investment objectives and policies;
•	arranging for financing and refinancing of our properties;
•	entering into leases and service contracts for our properties;
•	supervising and evaluating each property manager’s performance;
•	reviewing and analyzing the properties’ operating and capital budgets;
•	assisting us in obtaining insurance;
•	generating an annual budget for us;
•	reviewing and analyzing financial information for each of our assets and our overall portfolio;
•

formulating and overseeing the implementation of strategies for the administration, promotion, management, operation, maintenance, improvement, financing and refinancing, marketing, leasing and disposition of our properties and other investments;

•	performing investor-relations services;
•	maintaining our accounting and other records and assisting us in filing all reports required to be filed with the SEC, the Internal Revenue Service and other regulatory agencies;
•	engaging and supervising the performance of our agents, including our registrar and transfer agent; and
•	performing any other services reasonably requested by us.

Our advisor is subject to the supervision of our board of directors and only has such authority as we may delegate to it as our agent. Our advisory agreement has a one-year term expiring January 25, 2013 subject to an unlimited number of successive one-year renewals upon the mutual consent of the parties. From January 1, 2011 through the most recent date practicable, which was February 29, 2012, we have compensated our advisor as set forth below.

Our advisor or its affiliates have paid, and may pay in the future, some of our organization and offering costs (other than selling commissions and dealer manager fees) incurred in connection with our ongoing initial public offering, including our legal, accounting, printing, mailing and filing fees. We reimburse our advisor for such costs up to an amount that, when combined with selling commissions, dealer manager fees and all other amounts spent by us on organization and offering expenses, does not exceed 15% of the gross proceeds of our primary offering and the offering under our dividend reinvestment plan as of the date of reimbursement. At the termination of our primary offering and at the termination of the offering under our dividend reinvestment plan, our advisor has agreed to reimburse us to the extent that selling commissions, dealer manager fees and other organization and offering expenses incurred by us exceed 15% of the gross offering proceeds of the respective offering. From January 1, 2011 through February 29, 2012, our advisor incurred approximately $3.3 million of organization and offering expenses on our behalf and as of February 29, 2012, our advisor has been reimbursed by us for approximately $2.6 million of such costs.

We incur acquisition advisory fees payable to our advisor equal to 1.0% of the cost of investments acquired by us, including any acquisition expenses and any debt attributable to such investments. Acquisition advisory fees relate to services provided in connection with the selection and acquisition or origination of real estate and real estate-related investments. In addition to acquisition advisory fees, we reimburse our advisor for customary acquisition expenses, whether or not we ultimately acquire the asset. Acquisition advisory fees from January 1, 2011 through February 29, 2012 totaled approximately $0.3 million, all of which were payable as of February 29, 2012.

For asset management services, we pay our advisor a monthly fee. The asset management fee is a monthly fee equal to one-twelfth of 1.0% of the amount paid or allocated to fund the acquisition, development, construction or improvement of the investment, inclusive of acquisition expenses related thereto (but excluding any acquisition fees paid to the advisor related thereto) and the amount of any debt associated with or used to acquire such investment. In the case of investments made through joint ventures, the asset management fee will be determined based on our proportionate share of the underlying investment. From January 1, 2011 through February 29, 2012, our asset management fees totaled $0.4 million, of which approximately $45,000 were payable as of February 29, 2012.

Under our advisory agreement our advisor and its affiliates have the right to seek reimbursement from us for all costs and expenses they incur in connection with their provision of services to us, including our allocable share of our advisor’s overhead, such as rent, employee costs, utilities and information technology costs. Our advisor may seek reimbursement for employee costs under the advisory agreement. At this time, our advisor only expects to seek reimbursement for our allocable portion of the salaries, benefits and overhead of internal audit department personnel providing services to us. In the future, if our advisor seeks reimbursement for additional employee costs, such costs may include our proportionate share of the salaries of persons involved in the preparation of documents to meet SEC reporting requirements. We do not reimburse our advisor or its affiliates for employee costs in connection with services for which our advisor earns acquisition or disposition fees (other than reimbursement of travel and communication expenses) or for the salaries and benefits our advisor or its affiliates may pay to our executive officers. From January 1, 2011 through February 29, 2012, we have reimbursed our advisor for approximately $64,000 of operating expenses, all of which were employee costs.

In connection with our public offering, our sponsors agreed to provide additional indemnification to one of the participating broker dealers. We agreed to add supplemental coverage to our directors’ and officers’ insurance coverage to insure our sponsors’ obligations under this indemnification agreement in exchange for reimbursement to us by our sponsors for all costs, expenses and premiums related to this supplemental coverage. From January 1, 2011 through February 29, 2012, our advisor paid $88,500 to the insurer for the costs of the supplemental coverage obtained by us.

The conflicts committee considers our relationship with our advisor during 2011 to be fair. The conflicts committee believes that the amounts payable to the advisor under the advisory agreement are similar to those paid by other publicly offered, unlisted, externally advised REITs and that this compensation is necessary in order for the advisor to provide the desired level of services to us and our stockholders.

Our Relationship with KBS Capital Markets Group. On March 12, 2010, upon the launch of our public offering, we entered into an agreement with our dealer manager. Pursuant to the agreement, KBS Capital Markets Group is entitled to receive selling commissions and dealer manager fees of up to 9.5% of the gross proceeds of our primary offering (no selling commissions or dealer manager fees are payable with respect to sales under the dividend reinvestment plan). All or a portion of the selling commissions are not charged with regard to shares sold to certain categories of purchasers. A reduced dealer manager fee is payable with respect to certain volume discount sales. The dealer manager reallows 100% of selling commissions to broker-dealers participating in our public offering. From its dealer manager fee, KBS Capital Markets Group may reallow to any participating broker-dealer up to 1.0% of the gross offering proceeds attributable to that participating broker-dealer as a marketing fee (in special cases, the dealer manager has the option to increase the amount of this reallowance). From January 1, 2011 through February 29, 2012, we incurred selling commissions of $3.4 million, of which 100% was reallowed to participating broker-dealers. From January 1, 2011 through February 29, 2012, we incurred dealer manager fees of $1.6 million, of which $0.7 million was reallowed by our dealer manager to participating broker-dealers.

In addition to selling commissions and dealer manager fees, we are also obligated to reimburse the dealer manager and its affiliates for certain offering related expenses that they incur on our behalf. These include expenses for travel, meals, lodging and attendance and sponsorship fees incurred by registered persons associated with the dealer manager and officers and employees of our affiliates to attend retail conferences sponsored by participating broker-dealers and other meetings with participating broker-dealers; expense reimbursements to broker-dealers for actual costs incurred in connection with attending bona fide training and education meetings hosted by us; certain technology costs associated with the offering; and certain legal fees allocable to the dealer manager. We reimburse our dealer manager for all such items of underwriting compensation referenced in our prospectus provided that within 30 days after the end of the month in which our primary initial public offering terminates, our dealer manager will reimburse us to the extent that our reimbursements cause total underwriting compensation for our primary initial public offering to exceed 10% of the gross offering proceeds from the offering. We also pay directly or reimburse our dealer manager for bona fide invoiced due diligence expenses of broker dealers. From January 1, 2011 through February 29, 2012, we have reimbursed or intend to reimburse our dealer manager for approximately $0.6 million.

In addition, on April 11, 2012, we entered into a fee reimbursement agreement with our dealer manager pursuant to which we agreed to reimburse our dealer manager for certain fees and expenses it incurs for administering our participation in the DTCC Alternative Investment Product Platform (the “AIP Platform”) with respect to certain accounts by our investors serviced through the AIP Platform.

The conflicts committee believes that this arrangement with our dealer manager is fair. We believe that the compensation we pay to our dealer manager to raise capital on our behalf offers us the best opportunity to achieve our goal of acquiring a large, diversified portfolio of real estate investments.

Currently Proposed Transactions. There are no currently proposed material transactions with related persons other than those covered by the terms of the agreements described above.

The conflicts committee has determined that the policies set forth in this Report of the Conflicts Committee are in the best interests of our stockholders because they provide us with the highest likelihood of achieving our investment objectives.

April 11, 2012	The Conflicts Committee of the Board of Directors:
Ronald E. Zuzack (Chairman), Gary T. Kachadurian and Michael L. Meyer

Nomination of Directors

General

We do not have a standing nominating committee. Unless otherwise provided by Maryland law, the board of directors is responsible for selecting its own nominees and recommending them for election by the stockholders, provided that the conflicts committee is responsible for identifying and nominating replacements for vacancies among our independent director positions. Unless filled by a vote of the stockholders as permitted by the Maryland General Corporation Law, a vacancy that results from the removal of a director will be filled by a vote of a majority of the remaining directors. Any vacancy on the board of directors for any other cause will be filled by a vote of a majority of the remaining directors, even if such majority vote is less than a quorum. Our board believes that the primary reason for creating a standing nominating committee is to ensure that candidates for independent director positions can be identified and their qualifications assessed under a process free from conflicts of interest with us. Because nominations for vacancies in independent director positions are handled exclusively by a committee composed only of independent directors, our board of directors has determined that the creation of a standing nominating committee is not necessary. We do not have a charter that governs the director nomination process.

Board Membership Criteria

With respect to filling vacancies for independent director positions, the conflicts committee reviews the appropriate experience, skills and characteristics required of board members in the context of the then-current membership of the board. The full board annually conducts a similar review with respect to all director nominations. This assessment includes, in the context of the perceived needs of the board at that time, issues of knowledge, experience, judgment and skills, such as an understanding of the real estate and real estate finance industries or accounting or financial management expertise. The board seeks to nominate directors with diverse backgrounds, experiences and skill sets that complement each other so as to maximize the collective knowledge, experience, judgment and skills of the entire board. The board assesses its effectiveness in achieving this goal annually, in part, by reviewing the diversity of the skill sets of the directors and determining whether there are any deficiencies in the board’s collective skill set that should be addressed in the nominating process. The board made such an assessment in connection with director nominations for the 2012 annual stockholders’ meeting and determined that the composition of the current board of directors satisfies its diversity objectives.

Other considerations in director nominations include the candidate’s independence from conflict with us and the ability of the candidate to attend board meetings regularly and to devote an appropriate amount of time in preparation for those meetings. It also is expected that independent directors nominated by the conflicts committee will be individuals who possess a reputation and hold positions or affiliations befitting a director of a large publicly held company and who are actively engaged in their occupations or professions or are otherwise regularly involved in the business, professional or academic community. Moreover, as required by our charter, at least one of our independent directors must have at least three years of relevant real estate experience, and each director who is not an independent director must have at least three years of relevant experience demonstrating the knowledge and experience required to successfully acquire and manage the type of assets we acquire and manage.

Selection of Directors

Unless otherwise provided by Maryland law, the board of directors is responsible for selecting its own nominees and recommending them for election by the stockholders, provided that the conflicts committee must nominate replacements for any vacancies among the independent director positions. All director nominees stand for election by the stockholders annually.

In nominating candidates for the board of directors, the board (or the conflicts committee, as appropriate) solicits candidate recommendations from its own members and management of KBS Capital Advisors. The board and the conflicts committee may also engage the services of a search firm to assist in identifying potential director nominees.

The board and the conflicts committee will consider recommendations made by stockholders for director nominees who meet the established director criteria set forth above. In order to be considered for nomination, recommendations made by stockholders must be submitted within the timeframe required to request a proposal to be included in the proxy materials. See “Stockholder Proposals” below. In evaluating the persons recommended as potential directors, the board (or the conflicts committee, as appropriate) will consider each candidate without regard to the source of the recommendation and take into account those factors that they determine are relevant. Stockholders may directly nominate potential directors (without the recommendation of the board or committee) by satisfying the procedural requirements for such nomination as provided in Article II, Section 2.12 of our Bylaws. Any stockholder may request a copy of our Bylaws free of charge by calling 866-584-1381 and selecting “Option 2”.

Stockholder Communications with the Board of Directors

We have established a procedure for stockholders to communicate comments and concerns to the board of directors. Stockholders may contact our board of directors at the following address:

Board of Directors of KBS Legacy Partners Apartment REIT

620 Newport Center Drive, Suite 1300

Newport Beach, California 92660

Stockholders should report any complaints or concerns regarding (1) suspected violations or concerns as to compliance with laws, regulations, our Code of Conduct and Ethics or other suspected wrongdoings affecting us or properties or assets we own, or (2) any complaints or concerns regarding our accounting, internal accounting controls, or auditing matters, or any concerns regarding any questionable accounting or auditing matters affecting us. Stockholders should report any such suspected violations or other complaints or concerns by any of the following means:

•	Via the internet at http://kbslegacyreit.ethicspoint.com;
•	By calling the toll free Ethics Hotline at 1-888-329-6414; or
•	By mailing a description of the suspected violation or concern to:

  Audit Committee Chairman

  c/o KBS Legacy Partners Apartment REIT

  620 Newport Center Drive, Suite 1300

  Newport Beach, CA 92660

Reports made via the Ethics Hotline will be sent to an internal audit representative and at least one of the company’s independent directors, provided that no person named in the report will receive the report directly.

Stockholders can also communicate directly with the Chairman of our board of directors at our annual meeting. Although we do not have a policy regarding the attendance of our board members at annual meetings of our stockholders, we expect that the Chairman of our board will be present at all such meetings. Four of our five board members were present at our 2011 annual meeting of stockholders.

Executive Officers and Directors

We have provided below certain information about our executive officers and directors. All of our directors have terms expiring on the date of the 2012 annual meeting and are being nominated for re-election to serve until the 2013 annual meeting and until his or her successor is elected and qualified.

Name and Address(1)	Position(s)	Age*	Year First Became a Director
C. Preston Butcher	Chairman of the Board, Chief Executive Officer and Director	73	2009
Peter M. Bren	President and Director	78	2009
Guy K. Hays	Executive Vice President	51	N/A
W. Dean Henry	Executive Vice President	66	N/A
Peter McMillan III	Executive Vice President	54	N/A
David E. Snyder	Chief Financial Officer, Treasurer and Secretary	40	N/A
Stacie K. Yamane	Chief Accounting Officer	47	N/A
Gary T. Kachadurian	Independent Director	61	2010
Michael L. Meyer	Independent Director	73	2010
Ronald E. Zuzack	Independent Director	69	2010

    (1) The address of each named officer and director is 620 Newport Center Drive, Suite 1300, Newport Beach, California 92660.

    * As of March 1, 2012

C. Preston Butcher is our Chairman of the Board, Chief Executive Officer and one of our directors, positions which he has held since our inception in August 2009. Mr. Butcher is also the Chairman of the Board and Chief Executive Officer of Legacy Partners Residential, Inc. (“LPRI”). He joined Lincoln Property Company in 1968 and was President of the Western Region until 1998 at which time he became Chairman of the Board and Chief Executive Officer of LPRI. In 1999, Mr. Butcher purchased the interests of the other Lincoln Property Company shareholders in the Western Region operations and continued these operations under the new “Legacy Partners” name. Mr. Butcher indirectly through a trust owns and controls 100% of LPRI and 60% of Legacy Partners Residential Realty LLC. As Chief Executive Officer of LPRI, Mr. Butcher oversees the management and operations of the Legacy Residential entities, including setting company strategy and monitoring performance.

Mr. Butcher is also the Chairman of the Board of Legacy Partners Commercial, LLC, a position he has held since 2003, as well as a director of various other of the Legacy Commercial entities involved in the ownership of Legacy Partners Realty Fund I, LLC, Legacy Partners Realty Fund II, LLC and Legacy Partners Realty Fund III, LLC. As a member of the Investment Committee for all of the Legacy Residential and Legacy Commercial affiliated entities, he reviews and approves the acquisition, financing, and disposition of multifamily and commercial real estate investments, respectively. Mr. Butcher routinely reviews significant asset management related issues and the status and progress of properties under development. He also shares responsibility for investor relationships.

Mr. Butcher has been involved exclusively in real estate acquisitions, development, financing, management, and dispositions for over 40 years. Over the course of his career he has overseen the acquisition/development, financing, and management of over 600 real estate assets on behalf of private funds and sub-advisory accounts with over 68,000 residential units exceeding $5.0 billion in cost. He also has overseen the acquisition/development, financing, and management of 68 million square feet of office and industrial space exceeding $9.0 billion in cost. In terms of sales of real estate assets, Mr. Butcher has overseen the sale of over 500 assets exceeding $7.5 billion in proceeds.

Since 2002, Mr. Butcher, through Legacy Residential and Legacy Commercial affiliated entities, has been integral to the sponsorship of four real estate funds and raising nearly $1.5 billion of equity from institutional investors for the funds. Mr. Butcher has also been a key figure in Legacy Residential’s real estate investment, management, and disposition activities as a sub-advisor to institutional clients. Mr. Butcher has been involved in entities, as a sub-advisor, that have raised over $2 billion since 1995 from large institutional clients such as the AFL-CIO Building Investment Trust, AIG Global Real Estate Investment Corp., BlackRock Realty Advisors, Inc., Capmark Investments, LP, a subsidiary of Capmark Financial Group Inc. (formerly known as GMAC Commercial Holding Corp.), Donaldson Lufkin & Jenrette, Inc. (now Credit Suisse (USA), Inc.), Equity Residential, and Goldman Sachs.

Mr. Butcher is a co-founder and past Chairman of the Board and presently serves on the Executive Committee of the National Multi-Housing Council. He was a co-founder of the California Housing Council. Mr. Butcher is also a member of the Policy Advisory Board of the Center for Real Estate at the University of California at Berkeley. In 1991, Mr. Butcher was invited to serve on the Board of Trustees of the Urban Land Institute. He is a Director of the Charles Schwab Corporation and NorthStar Realty Finance Corporation. Mr. Butcher was a founding board member of BRIDGE, a non-profit housing corporation created to provide low to moderate income housing. Mr. Butcher received a Bachelor of Science in Electrical Engineering from the University of Texas at Austin.

Our board of directors has concluded that Mr. Butcher is qualified to serve as the Chairman of our board of directors for reasons including his 40-year track record of leadership and success in the real estate industry. Mr. Butcher’s familiarity with acquisition, development, financing and management of multi-family residential properties through numerous business cycles provides him with unique experience to guide the strategic direction of our business. Mr. Butcher’s superior leadership skills have been demonstrated through years overseeing the management and operations of Legacy Residential businesses and are expected to be a critical asset in leading our board of directors and in his service as our Chief Executive Officer.

Peter M. Bren is our President and one of our directors, positions he has held since our inception in August 2009. He is also the Chairman of the Board and President of our advisor, KBS Capital Advisors, and President of KBS REIT I, KBS REIT II and KBS REIT III. Mr. Bren has served in these capacities for these entities since their formations in October 2004, June 2005, July 2007 and January 2010, respectively. Mr. Bren is also a sponsor of us, KBS REIT I, KBS REIT II, KBS REIT III and KBS Strategic Opportunity REIT, which were formed in 2009, 2005, 2007, 2009 and 2008, respectively. Other than de minimis amounts owned by family members or family trusts, Mr. Bren indirectly owns and controls a 33 1/3% interest in KBS Holdings LLC, which entity is the sole owner of our advisor and the dealer manager of this offering. All four of our KBS sponsors, Messrs. Bren, Hall, McMillan and Schreiber, actively participate in the management and operations of our advisor.

Mr. Bren is Chairman of the Board and President of KBS Realty Advisors LLC and is a principal of Koll Bren Schreiber Realty Advisors, Inc., each an active and nationally recognized real estate investment advisor. These entities were first registered as investment advisors with the SEC in 2002 and 1999, respectively. The first investment advisor affiliated with Messrs. Bren and Schreiber was formed in 1992. As of December 31, 2011, KBS Realty Advisors, together with KBS affiliates, including KBS Capital Advisors, had been involved in the investment in or management of approximately $15.2 billion of real estate investments on behalf of institutional investors, including public and private pension plans, endowments and foundations, institutional and sovereign wealth funds, and the investors in us, KBS REIT I, KBS REIT II, KBS REIT III and KBS Strategic Opportunity REIT.

Mr. Bren oversees all aspects of KBS Capital Advisors’ and KBS Realty Advisors’ operations, including the acquisition, management and disposition of individual investments and portfolios of investments for KBS-advised investors and their portfolios of income-producing real estate assets. He also directs all facets of KBS Capital Advisors’ and KBS Realty Advisors’ business activities and is a member of the KBS Investment Committee, which evaluates and recommends new investment opportunities for us and other KBS-advised investment vehicles. Mr. Bren is also responsible for investor relationships.

Mr. Bren has been involved in real estate development, management, acquisition, disposition and financing for more than 40 years and with the acquisition, origination, management, disposition and financing of real estate-related debt investments for approximately 20 years. Prior to taking his current positions as Chairman of the Board and President of KBS Capital Advisors and KBS Realty Advisors, he served as the President of The Bren Company, was a Senior Partner of Lincoln Property Company, and was President of Lincoln Property Company, Europe. Mr.

Bren is also a founding member of The Richard S. Ziman Center for Real Estate at the UCLA Anderson School of Management. He also is a member of the Real Estate Roundtable in Washington, D.C.

Our board of directors has concluded that Mr. Bren is qualified to serve as one of our directors for reasons including his extensive industry and leadership experience. With 40 years of real estate experience including 21 as a senior partner of Lincoln Property Company focused on financing, developing, leasing and managing apartment properties, Mr. Bren has the depth and breadth of experience to implement our business strategy. As our President and a principal of our external advisor, Mr. Bren is well-positioned to provide the board of directors with insights and perspectives on the execution of our business strategy, our operations and other internal matters. Further, as a principal of KBS-affiliated investment advisors and as President of KBS REIT I, KBS REIT II and KBS REIT III, Mr. Bren brings to the board demonstrated management and leadership ability.

Guy K. Hays is our Executive Vice President, a position he has held since our inception in August 2009. Mr. Hays is Chief Financial Officer and Executive Managing Director of LPRI, positions he has held since January 1, 2009. Mr. Hays joined Lincoln Property Company in 1986, was promoted to Vice President of Finance for all residential operations of the Western Region in 1995, and became Senior Vice President - Finance of LPRI in 1998, then Senior Vice President and Chief Financial Officer - Residential in 2001, and Senior Managing Director and Chief Financial Officer in January 2008. Mr. Hays indirectly through a trust owns and controls 10% of Legacy Partners Residential Realty LLC.

As Chief Financial Officer of LPRI, Mr. Hays oversees the management, operations and financial affairs of the Legacy Residential entities, including setting out company strategy and monitoring financial performance. As a member of Legacy Residential’s Investment Acquisition and Management Committee, he reviews and approves the acquisition, financing, and disposition of multifamily real estate investments. Mr. Hays routinely reviews significant asset and property management related issues, as well as the financing of properties and the firm’s banking, accounting and reporting functions. He is also responsible for investor, lender, and banking relationships.

Over the course of his career, he has overseen the acquisition/development and financing of over 20,000 units exceeding $3.25 billion in cost. Since 2002, Mr. Hays has been a key figure in Legacy Residential’s sponsorship of the $269 million Legacy Residential Affordable Housing Fund, LLC, advising and investing on behalf of the State of California Public Employees’ Retirement System. He has also been a key figure in Legacy Residential’s affiliated entities’ real estate investment, management, and disposition activities as a sub-advisor to institutional clients. Mr. Hays has been involved in entities, as a sub-advisor, that raised and invested nearly $1 billion from large institutional clients such as the AFL-CIO Building Investment Trust, AIG Global Real Estate Investment Corp., BlackRock Realty Advisors, Inc., Capmark Investments, LP, a subsidiary of Capmark Financial Group Inc. (formerly known as GMAC Commercial Holding Corp.), Donaldson Lufkin & Jenrette, Inc. (now Credit Suisse (USA), Inc.), Equity Residential, and Goldman Sachs.

Prior to joining Lincoln Property Company in 1986, Mr. Hays was with Kenneth Leventhal and Company, a CPA firm specializing in real estate, in Dallas, Texas where he earned his Certified Public Accountant designation. Mr. Hays is an active member of the National Multi-Housing Council and serves on the Multifamily Council of the Urban Land Institute. Mr. Hays received a Bachelor of Science in Accounting from Oral Roberts University.

W. Dean Henry is our Executive Vice President, a position he has held since our inception in August 2009. He is also the President of LPRI, a position he has held since 1998. Mr. Henry joined Lincoln Property Company in 1973 and was promoted to Senior Vice President in charge of all residential operations of the Western Region in 1995, and then became the President and Chief Operating Officer of LPRI in 1998 and continuing as President only since 2001. Mr. Henry indirectly through a trust owns and controls 30% of Legacy Partners Residential Realty LLC.

As President of LPRI, Mr. Henry oversees the management and operations of the Legacy Residential entities, including setting out company strategy and monitoring performance. As a member of Legacy Residential’s Investment Acquisition and Management Committee, he reviews and approves the acquisition, financing, and disposition of multifamily real estate investments. Mr. Henry routinely reviews significant asset and property management issues and the status and progress of properties under development. He is also responsible for investor relationships.

Mr. Henry has been involved exclusively in multifamily real estate acquisitions, development, financing, management, and dispositions for nearly 40 years. Over the course of his career, he has overseen the acquisition/development, financing, and management of over 33,000 residential units exceeding $3.5 billion in cost.

Since 2002, Mr. Henry has been a key figure in Legacy Residential’s sponsorship of the $269 million Legacy Residential Affordable Housing Fund, LLC, advising and investing for the State of California Public Employees’ Retirement System. He has also been a key figure in Legacy Residential’s affiliated entities’ real estate investment, management, and disposition activities as a sub-advisor to institutional clients and high net worth individuals. Mr. Henry has been involved in entities, as a sub-advisor, that raised and invested nearly $1 billion since 1995 from large institutional clients such as the AFL-CIO Building Investment Trust, AIG Global Real Estate Investment Corp., BlackRock Realty Advisors, Inc., Capmark Investments, LP, a subsidiary of Capmark Financial Group Inc. (formerly known as GMAC Commercial Holding Corp.), Donaldson Lufkin & Jenrette, Inc. (now Credit Suisse (USA), Inc.), Equity Residential, and Goldman Sachs.

Mr. Henry serves on the Executive Committee of the National Multi-Housing Council. He is a member of the Policy Advisory Board of the Center for Real Estate at the University of California at Berkeley, and is an active member of the Urban Land Institute. Mr. Henry is past Chairman of the San Francisco YMCA and a former Board Member of Mercy Housing, a not-for-profit affordable housing organization which has participated in the development, preservation and/or financing of more than 36,900 affordable homes in the United States. Mr. Henry received a Bachelor’s degree in Political Science from University of Puget Sound.

Peter McMillan III is our Executive Vice President, a position he has held since our inception in August 2009. He is an Executive Vice President, Treasurer, Secretary and a director of KBS REIT I, KBS REIT II and KBS REIT III, and President and the chairman of the board of directors of KBS Strategic Opportunity REIT, positions he has held since June 2005, August 2007, January 2010 and December 2008, respectively. He is one of our sponsors and is also a sponsor of KBS REIT I, KBS REIT II, KBS Strategic opportunity REIT, and KBS REIT III, which were formed in 2009, 2005, 2007, 2008 and 2009, respectively. Mr. McMillan owns and controls a 50% interest in GKP Holding LLC. GKP Holding owns a 33 1/3 % interest in KBS Holdings LLC, which is the sole owner of our advisor and the owner of the dealer manager of this offering. Mr. McMillan is also a member of the investment committee formed by KBS Capital Advisors to evaluate and authorize new investment opportunities for KBS Strategic Opportunity REIT. All four of our KBS sponsors, Messrs. Bren, Hall, McMillan and Schreiber, actively participate in the management and operations of our advisor.

Mr. McMillan is a co-founder and the Managing Partner of Willowbrook Capital Group, LLC. Prior to forming Willowbrook in 2000, Mr. McMillan served as an Executive Vice President and Chief Investment Officer of SunAmerica Investments, Inc., which was later acquired by AIG. As Chief Investment Officer, he was responsible for over $75.0 billion in assets, including residential and commercial mortgage-backed securities, public and private investment grade and non-investment grade corporate bonds and commercial mortgage loans and real estate investments. Before joining SunAmerica in 1989, he served as Assistant Vice President for Aetna Life Insurance and Annuity Company with responsibility for the company’s $6.0 billion fixed income portfolios. Mr. McMillan received his Master of Business Administration in Finance from the Wharton Graduate School of Business at the University of Pennsylvania and his Bachelor of Arts Degree with honors in Economics from Clark University. Mr. McMillan is a director of Steinway Musical Instruments, Inc. and TCW/Metropolitan West Funds.

David E. Snyder is our Chief Financial Officer, Treasurer and Secretary, positions he has held since our inception in August 2009. He is the Chief Financial Officer of our advisor, KBS REIT I and KBS REIT II, positions he has held for these entities since November 2008, December 2008 and December 2008, respectively. He is also the Chief Financial Officer, Treasurer and Secretary of KBS Strategic Opportunity REIT, positions he has held since December 2008. Mr. Snyder was appointed Chief Financial Officer of KBS REIT III in January 2010. He is a member of the investment committee formed by our advisor to evaluate and recommend new investment opportunities for KBS REIT III.

From January 1998 to May 2008, Mr. Snyder worked for Nationwide Health Properties, Inc., a real estate investment trust specializing in healthcare related property. He served as the Vice President and Controller from July 2005 to February 2008 and Controller from January 1998 to July 2005. At Nationwide Health Properties, Mr. Snyder was responsible for internal and external financial reporting, Sarbanes-Oxley compliance, budgeting, debt compliance, negotiation and documentation of debt and equity financing and the negotiation of acquisition and leasing documentation. In addition, Mr. Snyder was part of the senior management team that approved investments, determined appropriate financing and developed strategic goals and plans. As part of his investment and financing responsibilities, Mr. Snyder participated in the origination, modification and refinancing of mortgage loans made to customers, mortgages obtained on real estate and unsecured credit facilities.

Mr. Snyder was an adjunct accounting professor at Biola University from 1998 to May 2005, teaching courses in auditing and accounting. He was the director of financial reporting at Regency Health Services, Inc., a skilled nursing provider, from November 1996 to December 1997. From October 1993 to October 1996, Mr. Snyder worked for Arthur Andersen LLP. Mr. Snyder received a Bachelor of Arts Degree in Business Administration with an emphasis in Accounting from Biola University in La Mirada, California. Mr. Snyder is a Certified Public Accountant (California).

Stacie K. Yamane is our Chief Accounting Officer, a position she has held since our inception in August 2009. Ms. Yamane is also the Chief Accounting Officer, Portfolio Accounting of our advisor and Chief Accounting Officer of KBS REIT I, KBS REIT II, KBS REIT III and KBS Strategic Opportunity REIT, positions she has held for these entities since October 2008, October 2008, December 2008, January 2010 and August 2009, respectively. From July 2007 until December 2008, Ms. Yamane served as Chief Financial Officer and Controller of KBS REIT II; from October 2004 to October 2008, she served as Fund Controller of our advisor; from June 2005 to December 2008, she served as Chief Financial Officer of KBS REIT I; and from June 2005 to October 2008, she served as Controller of KBS REIT I.

In addition, Ms. Yamane serves as Senior Vice President/Controller, Portfolio Accounting for KBS Realty Advisors LLC, a position she has held since 2004. She served as a Vice President/Portfolio Accounting with KBS-affiliated investment advisers from 1995 to 2004. At KBS Realty Advisors, Ms. Yamane is responsible for client accounting/reporting for two real estate portfolios. These portfolios consist of industrial, office and retail properties as well as land parcels. Ms. Yamane works closely with portfolio managers, asset managers, property managers and clients to ensure the completion of timely and accurate accounting, budgeting and financial reporting. In addition, she assists in the supervision and management of KBS Realty Advisors’ accounting department.

Prior to joining an affiliate of KBS Realty Advisors in 1995, Ms. Yamane was an audit manager at Kenneth Leventhal & Company, a CPA firm specializing in real estate. During her eight years at Kenneth Leventhal & Company, Ms. Yamane performed or supervised a variety of auditing, accounting and consulting engagements including the audit of financial statements presented in accordance with GAAP, as well as financial statements presented on a cash and tax basis, the valuation of asset portfolios and the review and analysis of internal control systems. Her experiences with various KBS-affiliated entities and Kenneth Leventhal & Company give her over 22 years of real estate experience.

Ms. Yamane received a Bachelor of Arts Degree in Business Administration with a dual concentration in Accounting and Management Information Systems from California State University, Fullerton. She is a Certified Public Accountant (inactive California).

Gary T. Kachadurian is one of our independent directors, a position he has held since 2010. Mr. Kachadurian has 31 years of real estate experience specializing in land and asset acquisition, construction, development, financing, and management. Since August 2007, Mr. Kachadurian has served as Chairman of Apartment Realty Advisors, the nation’s largest privately owned multihousing investment advisory company. Also, as President of The Kachadurian Group LLC (f/k/a Kach Enterprises, LLC) from October 2006 to the present, he has been retained as consultant on apartment acquisition and development transactions.

He was formerly Senior Managing Director for Global Business Development for Deutsche Bank Real Estate. His responsibilities included raising equity in Japan, Germany, and other countries for new real estate products. Until May 2005 he was also a senior member of the Policy Committee of RREEF, a leading pension fund advisor, in addition to being a member of RREEF’s Investment Committee for 14 years. He was in charge of RREEF’s National Acquisitions Group and Value-Added and Development lines of business from 1999 to 2002, and also had oversight in the acquisition and management of RREEF’s 24,000 unit apartment investment portfolio.

Prior to joining RREEF, he was the Midwest Regional Operating Partner for Lincoln Property Company, developing and managing apartment communities in Illinois, Indiana, Wisconsin, Kansas and Pennsylvania.

Mr. Kachadurian is a founding Board Member of the Chicago Apartment Association, was formerly Chairman of the National Multi Housing Council. He has been a featured speaker and panelist at many apartment industry events. He is on the Board of Managers and co-chair of the Real Estate Committee of the Chicago YMCA, is Chairman of the Village Foundation of Children’s Memorial Hospital, is a Director of Pangea Real Estate, and serves as Director of Leaders Bank in Oak Brook, Illinois. Mr. Kachadurian received his B.S. in Accounting from the University of Illinois.

Our board of directors has concluded that Mr. Kachadurian is qualified to serve as one of our independent directors for reasons including the depth and breadth of his experience in the rental apartment industry, including longstanding experience as a developer, owner and manager of apartment properties. His extensive understanding of these varied aspects of our industry provide the board with an invaluable resource for assessing and managing risks and planning corporate strategy. In addition, in the course of serving on the boards of several companies and other large organizations involved in the apartment industry, Mr. Kachadurian has developed strong leadership and consensus building skills that are a valuable asset to our board.

Michael L. Meyer is one of our independent directors, a position he has held since January 2010. He is also an independent director of KBS Strategic Opportunity REIT, a position he has held since October 2009. Mr. Meyer is a private real estate investor and since 1999 has been the Chief Executive Officer of the Michael L. Meyer Company. The Michael L. Meyer Company is a principal and/or manager of real estate entities and provides those entities with property acquisition, financing and management services and advice. Since June 2006, Mr. Meyer also has been a principal of TwinRock Partners, LLC (formerly known as AMG Realty Investors, LLC), a commercial and residential real estate investment company. From 2000 to 2003, Mr. Meyer was a principal in Advantage 4 LLC, a provider of telecommunications systems for real estate projects. From 1999 to 2003, Mr. Meyer was also a principal of Pacific Capital Investors, which acquired non-performing loans secured by real estate in Japan. From 1974 to 1998, Mr. Meyer was Managing Partner-Orange County and Audit Partner of the E&Y Kenneth Leventhal Real Estate Group of Ernst & Young LLP and its predecessor. Mr. Meyer is a director and member of the audit committee of Opus Bank and is a director and chair of the audit committee of Paladin Realty Income Properties, Inc., positions he has held for these entities since September 2010 and February 2004, respectively. Additionally, Mr. Meyer served as a director and member of the audit committee of City National Bank and City National Corporation, positions he held for these entities from July 1999 to April 2010.

Mr. Meyer was inducted into the California Building Industry Foundation Hall of Fame in June of 1999 for outstanding achievements in the real estate industry and community. Mr. Meyer was also the recipient of the University of California Irvine Graduate School of Management Real Estate Program Lifetime Achievement Award. Mr. Meyer received a Bachelors of Business Administration from the University of Iowa. He is a Certified Public Accountant (inactive California).

Our board of directors has concluded that Mr. Meyer is qualified to serve as one of our independent directors and the chairman of our audit committee for reasons including his expertise with respect to commercial real estate investments and accounting and financial reporting matters. With over 11 years of experience investing in commercial real estate and providing commercial real estate acquisition, financing and management services and advice, Mr. Meyer is well-positioned to advise the board with respect to potential investment opportunities and investment management. In addition, with 35 years of experience as an independent Certified Public Accountant or auditor for real estate companies, Mr. Meyer provides our board with substantial expertise regarding real estate accounting and financial reporting matters. Further, Mr. Meyer’s experience as a director of City National Bank, City National Corporation and Paladin Realty Income Properties, Inc. provide him with an understanding of the requirements of serving on a public company board.

Ronald E. Zuzack is one of our independent directors. Since August 2010, Mr. Zuzack has been a Senior Advisor and Investment Committee Member of WestRock, an apartment investment company. From January 2008 until February 2010, Mr. Zuzack served as Global Chief Operating Officer for BlackRock Realty Advisors, Inc.’s Real Estate Equity Business. BlackRock Realty is a division of BlackRock, Inc., a premier provider of global investment management, risk management and advisory services. Blackrock Realty is a leading real estate equity investment manager and, in his capacity as Global COO, Mr. Zuzack is responsible for the day-to-day operations of a platform in the Americas, the UK, Continental Europe, Australia and Asia with total assets under management of approximately US $26 billion. The firm manages a variety of separate accounts, closed-end funds and open-end funds with a focus on core, value-added and opportunistic investment strategies. Since January 2008, Mr. Zuzack has been Chairman of Blackrock Realty’s Operating Committee and a member of the Executive, Investment and Leadership Committees for the firm’s Real Estate Group.

Mr. Zuzack joined BlackRock Realty’s predecessor, SSR Realty Advisors, Inc., in 1981 as a Portfolio Manager, serving as Executive Vice President and Director of Portfolio Services from 1988 to 1997 and Chief Investment Officer from 1996 to 1997, Head of Acquisitions, Dispositions and Financing from 1997 to December 2005 and Head of BlackRock Realty Americas from January 2006 to January 2008. Prior to joining SSR Realty Advisors, he held positions as Vice President and Real Estate Manager with Union Bank and as Vice President, Development and Property Manager for Inter-Cal Real Estate Corporation.

Mr. Zuzack earned a BS in Finance and Economics in 1969 and an MBA in 1970 from the University of Missouri. He also was recognized as a Willis Bryant Scholar in Mortgage Banking at Northwestern University in 1972. He is currently a member of the Urban Land Institute. He has also served as Chairman of the Multi-Family Gold Council of the Urban Land Institute, as a member of the Executive Committee of the National Multi-Housing Council, as Chairman of the Rent Control Committee of the National Multi-Housing Council, and as a board member of the Mid-Penninsula Housing Authority.

Our board of directors has concluded that Mr. Zuzack is qualified to serve as one of our independent directors for reasons including his extensive experience as an investment fiduciary representing the interests of shareholder clients. Mr. Zuzack’s 25 years as an active investor in apartment properties provide him with specific knowledge of our market segment and related financing activities and position him very well to provide the board of directors with valuable industry-specific insight and experience. Furthermore, Mr. Zuzack’s experience also prepares him well for service on our audit committee. As Global COO of BlackRock Realty Advisors, Mr. Zuzack had overall responsibility for the financial performance of that company, including supervision of the principal financial officer, regular reviews of financial statements, and frequent consideration of issues related to the conduct of audits, assessment of internal controls and procedures for financial reporting.

Compensation of Executive Officers

Our executive officers do not receive compensation directly from us for services rendered to us. Our executive officers are officers and/or employees of, or hold an indirect ownership interest in our advisor or sub-advisor, and/or their affiliates, and our executive officers are compensated by these entities, in part, for their services to us. See “– The Conflicts Committee – Report of the Conflicts Committee – Certain Transactions with Related Persons” for a discussion of the fees paid to our advisor and its affiliates.

Compensation of Directors

If a director is also one of our executive officers, we do not pay any compensation to that person for services rendered as a director. The amount and form of compensation payable to our independent directors for their service to us is determined by our conflicts committee, based upon recommendations from our advisor. Two of our executive officers, Messrs. Bren and McMillan, participate in the management and control of our advisor, and through the advisor, they are involved in recommending and setting the compensation to be paid to our independent directors.

We have provided below certain information regarding compensation earned by or paid to our directors during fiscal year 2011.

Name	Fees Earned or Paid in Cash in 2011	All Other Compensation	Total
Gary T. Kachadurian	$81,500	$—	$81,500
Michael L. Meyer	88,500	—	88,500
Ronald E. Zuzack	90,500	—	90,500
Peter M. Bren(1)	—	—	—
C. Preston Butcher(1)	—	—	—

(1)	Directors who are also our executive officers do not receive compensation for services rendered as a director.

Cash Compensation

We compensate each of our independent directors with an annual retainer of $40,000. In addition, we pay our independent directors for attending board and committee meetings as follows:

•	$2,500 for each board meeting attended;
•	$2,500 for each committee meeting attended (committee chairmen receive an additional $500 per committee meeting for serving in that capacity);
•	$2,000 for each teleconference meeting of the board; and
•	$2,000 for each teleconference meeting of any committee (committee chairmen receive an additional $1,000 per teleconference committee meeting for serving in that capacity).

All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors.

STOCK OWNERSHIP

The following table shows, as of April 11, 2012 the amount of our common stock beneficially owned (unless otherwise indicated) by (1) any person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (2) our directors, (3) our executive officers, and (4) all of our directors and executive officers as a group.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of All Shares
C. Preston Butcher, Chairman of the Board, Chief Executive Officer and Director	20,000(3)	*
Peter M. Bren, President and Director	20,000(3)	*
Guy K. Hays, Executive Vice President	20,000(3)	*
W. Dean Henry, Executive Vice President	20,000(3)	*
Peter McMillan III, Executive Vice President	20,000(3)	*
David E. Snyder, Chief Financial Officer, Treasurer and Secretary	—	—
Stacie K. Yamane, Chief Accounting Officer	—	—
Gary T. Kachadurian, Independent Director	—	—
Michael L. Meyer, Independent Director	—	—
Ronald E. Zuzack, Independent Director	—	—
All directors and executive officers as a group	20,000(3)	*

*	Represents less than 1% of the outstanding common stock
(1)	The address of each named beneficial owner is 620 Newport Center Drive, Suite 1300, Newport Beach, California 92660.
(2)	None of the shares are pledged as security.
(3)

Includes 20,000 shares owned by KBS-Legacy Apartment Community REIT Venture, LLC, which is indirectly owned and controlled by C. Preston Butcher, W. Dean Henry, Guy K. Hays, Peter M. Bren, Keith D. Hall, Peter McMillan III and Charles J. Schreiber, Jr.

Section 16(a) Beneficial Ownership Reporting Compliance

Under U.S. securities laws, commencing in 2012, our directors, executive officers, and any persons beneficially owning more than 10% of our common stock are required to report their initial ownership of the common stock and most changes in that ownership to the SEC. The SEC has designated specific due dates for these reports, and we are required to identify in this proxy statement those persons who did not file these reports when due. Our directors, executive officers and beneficial owners were not subject to the Section 16 reporting requirements during the year ended December 31, 2011.

PROPOSAL 1. ELECTION OF DIRECTORS

At the annual meeting, you and the other stockholders will vote on the election of all five members of our board of directors. Those persons elected will serve as directors until the 2013 annual meeting and until their successors are duly elected and qualified. The board of directors has nominated the following people for re-election as directors:

• C. Preston Butcher	• Peter M. Bren
• Gary T. Kachadurian	• Michael L. Meyer
• Ronald E. Zuzack

Each of the nominees for director is a current member of our board of directors. Detailed information on each nominee is provided on pages 15 through 21.

The appointed proxies will vote your shares of common stock as you instruct, unless you submit your proxy without instructions. In this case, they will vote FOR all of the director nominees listed above. If any nominee becomes unable or unwilling to stand for re-election, the board may reduce its size or designate a substitute. If a substitute is designated, proxies voting on the original nominee will be cast for the substituted nominee.

Vote Required

Under our charter, a majority of the votes present in person or by proxy at the meeting is required for the election of the directors. This means that a director nominee needs to receive more votes for his or her election than against his or her election in order to be elected to the board. Because of this majority vote requirement, “withhold” votes and broker non-votes will have the effect of a vote against each nominee for director. If an incumbent director nominee fails to receive the required number of votes for reelection, then under Maryland law, he or she will continue to serve as a “holdover” director until his or her successor is duly elected and qualified.

Whether you plan to attend the meeting and vote in person or not, we urge you to have your vote recorded. Stockholders have the following three options for submitting their votes by proxy: (1) via the internet; (2) by telephone; or (3) by mail, using the enclosed proxy card. YOUR VOTE IS VERY IMPORTANT! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

Recommendation

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ALL

NOMINEES LISTED FOR REELECTION AS DIRECTORS.

STOCKHOLDER PROPOSALS

Any proposals by stockholders for inclusion in proxy solicitation material for the next annual meeting must be received by our secretary, David E. Snyder, at our executive offices no later than December 19, 2012. However, if we hold our annual meeting before June 9, 2013 or after August 8, 2013, stockholders must submit proposals for inclusion in our 2013 proxy statement within a reasonable time before we begin to print our proxy materials. The mailing address of our executive offices is 620 Newport Center Drive, Suite 1300, Newport Beach, California 92660. If a stockholder wishes to present a proposal at the 2013 annual meeting, whether or not the proposal is intended to be included in the 2013 proxy materials, our bylaws require that the stockholder give advance written notice to our secretary by January 18, 2013.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in accordance with the discretion of the proxy holder.

PO Box 55046 Boston MA 02205-9838

Your Vote is Important!

    Vote by Internet

Please go to the electronic voting site at www.eproxy.com/kbslegacy. Follow the on-line instructions. If you vote by internet, you do not have to return your proxy card.

        Vote by Phone

Please call us toll free at 1-866-977-7699, and follow the instructions provided. If you vote by telephone, you do not have to return your proxy card.

      Vote by Mail

Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

If Voting by Mail Remember to sign and date the form below. Please ensure the address to the right shows through the window of the enclosed postage paid return envelope.	▶

FOLD HERE BEFORE INSERTING INTO RETURN ENVELOPE

Please mark your choice like this X in blue or black ink.

The Board of Directors recommends a vote FOR all nominees listed in Proposal 1.

1. Election of Directors	FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT*

(01) Butcher (02) Bren (03) Kachadurian (04) Meyer (05) Zuzack	☐	☐	☐

* To Withhold authority to vote for any individual Nominee(s) write the number(s) of the nominee(s) in the box below

Please sign exactly as your name appears on this proxy card. When shares of common stock are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by general partner or other authorized person.

Signature
Date
Signature if held jointly
Date

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

KBS LEGACY PARTNERS APARTMENT REIT, INC.

Monday, July 9, 2012

11:00 a.m. (PDT)

At

The Island Hotel - Cabana Room

690 Newport Center Drive

Newport Beach, California 92660

Your Vote is Important!

KBS Legacy Partners Apartment REIT, Inc.

620 NEWPORT CENTER DRIVE • SUITE 1300 • NEWPORT BEACH • CALIFORNIA 92660

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder hereby appoints C. Preston Butcher, Guy K. Hays, David E. Snyder and Stacie K. Yamane, and each of them, as proxy and attorney-in-fact, each with the power to appoint his or her substitute, on behalf and in the name of the undersigned, to represent the undersigned at the annual meeting of stockholders of KBS LEGACY PARTNERS APARTMENT REIT, INC. to be held on July 9, 2012, and at any adjournments thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if personally present, as indicated on the reverse side of this card. The undersigned acknowledges receipt of the notice of annual meeting of stockholders, the proxy statement and the annual report.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” all nominees listed. The proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in their discretion, including, but not limited to, the power and authority to adjourn the meeting to a date not more than 120 days after the record date in the event that a quorum is not obtained by the July 9, 2012 meeting date.